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                                                                    Exhibit 2(a)




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of April 19, 1995, by and among MEDICAL TRANSCRIPTION OF ATLANTA, INC., a Georgia corporation ("Seller"), WANDA H. JONES and HOWARD W. JONES (collectively the "Owners") and TRANSCEND SERVICES, INC., a California corporation ("Buyer");

                              W I T N E S S E T H:

         WHEREAS, Seller operates a medical transcription service business in which it types notes of doctors and other medical personnel pursuant to contracts with hospitals and other medical organizations (the "Business");

         WHEREAS, Seller wishes to sell and assign and Buyer wishes to buy and assume all of the assets and certain of the liabilities of the Business as specifically set forth herein;

         WHEREAS, Buyer desires to continue the operations of the Business in substantially its present form, either as a division of Buyer or as a subsidiary or affiliated corporation of Buyer; and

         WHEREAS, Owners own all of the issued and outstanding stock of Seller and are the principal officers of Seller responsible for operating the Business;

         NOW, THEREFORE, in consideration of the promises, mutual
representations, warranties and covenants set forth herein, Seller, Owners and Buyer agree that:
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                             1.  SALE AND PURCHASE

         1.1 SALE AND PURCHASE OF CERTAIN ASSETS. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the assets, business, properties and rights of Seller, including, without limitation:

         (a) all cash and cash equivalents held as of the Closing Date (as defined below);

         (b) all equipment, furnishings, computers, supplies and other items of personal property used or useful in the Business;

         (c) all contract and contract rights, leases, instruments, licenses, franchises and other agreements attributable to the Business;

         (d) all accounts receivable and rights to invoice customers of the Business for goods and services (regardless of when provided), including any payments received by Seller with respect to accounts receivable after the Closing Date, unpaid interest accrued on any Accounts Receivable and any security or collateral relating thereto;

         (e) all rights arising from advance payments, prepaid expenses, prepaid rents, deposits and credits that are related to the Business;

         (f) all intangible properties that are related to the Business, including but not limited to licenses, know-how, computer software, trade secrets, customer lists and goodwill; and

         (g) all books, records and materials relating to the Business, subject to Seller's right of access to such records and materials as set forth in Section 3.1 hereof.

(All of the assets, business, properties and rights listed above are hereinafter collectively referred to as the "Sold Assets".) Seller shall convey the Sold Assets free and clear of all liens, claims, charges and encumbrances of any nature.


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         1.2     LIABILITIES OF SELLER.  Except for Buyer's assumption at
Closing of balance sheet liabilities of Seller incurred in the ordinary course of up to (but not exceeding) $18,000 (as further identified on Exhibit 1.2 hereto (the "Assumed Liabilities")), Buyer shall not, and shall not be required to, assume or be obligated to pay, discharge or perform, any debts, liabilities, adverse claims or obligations of any kind or nature whatsoever of Seller or Owners, including, without limiting the generality of the foregoing,
(i) all balance sheet liabilities; (ii) any liability for leasehold rentals, accounts payable, accrued expenses, warranty claims or liabilities; (iii) any off-balance sheet liability or other contingent liabilities, howsoever arising;
(iv) any trade payables or accounts payable with respect to the Sold Assets;
(v) any obligations or liabilities of Seller to any of its employees under any collective bargaining agreements, employment contracts, or Employee Benefit Plans (as defined in Section 4.14 hereof), with respect to accrued vacation liability to employees, or with respect to compliance with applicable federal, state or local laws, rules or regulations relating to minimum wages, overtime rates, labor or employment; (vi) any obligations or liabilities of Seller or Owners with respect to any federal or state income, withholding, social security, unemployment or payroll taxes with respect to wages or salaries paid in connection with Seller's operation of the Business, or any federal, state or local sales, use, franchise, excise, gross receipts or other tax in connection with the operation of the Business for any periods prior to the Closing Date;
(vii) the expenses of Seller and Owners incident to the negotiation, execution and consummation of this Agreement and the sale of the Sold Assets purchased hereunder; (viii) any obligations or liabilities of Seller or Owners resulting from their negotiating, entering into, carrying out, or failing to carry out, their respective obligations under this Agreement; (ix) any litigation, pending or threatened as of the Closing Date or in any event arising from or relating to activities of the Business prior to and through the Closing Date; (x) any liability for violations of OSHA, fair labor laws, environmental laws, or similar or related laws arising out of or resulting from any events, circumstances, plans, programs, or conditions occurring or existing prior to or on the Closing Date; and (xi) any obligations or liabilities incurred by Seller or Owners for services performed prior to Closing in the nature of warranty claims or other claims of customer dissatisfaction, or for any other actions taken by Seller or Owners prior or subsequent to the Closing Date.


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         1.3     EMPLOYEES AND INDEPENDENT CONTRACTORS OF SELLER.  Prior to
Closing, Buyer may communicate with Seller's employees and independent contractors performing services for Buyer in connection with the proposed establishment of an employment or independent contractor relationship by Buyer with Seller's employees and independent contractors on such terms and conditions as Buyer may determine. Provided, however, that nothing in this Agreement shall require Buyer to continue to employ any person or engage any person as an independent contractor, for any particular period of time after Closing or to preserve any terms or conditions related thereto for any particular period of time after Closing.


                         2.  PURCHASE PRICE AND CLOSING

         2.1 PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment and delivery of the Sold Assets, and in reliance upon the representations and warranties made herein by Seller and Owners, Buyer shall (i) pay to Seller the sum of Five Hundred Fifty Thousand Dollars ($550,000.00), subject to adjustment as provided immediately below, payable by certified check or wire transfer payable to Seller and delivered at Closing,
(ii) issue a promissory note of Buyer in the principal amount of One Hundred Thousand Dollars ($100,000.00) in the form of Exhibit 2.1(a) hereto and a promissory note of Buyer in the principal amount of Five Hundred Fifty Thousand Dollars ($550,000.00) in the form of Exhibit 2.1(b), and (iii) cause to be issued to Seller as of the Closing Date 60,000 validly issued, fully paid and nonassessable shares of Common Stock of TriCare, Inc. (the "Purchase Price"). In respect of the shares to be issued to Seller hereunder, at Closing Seller shall execute a Subscription Agreement in the form attached hereto as Exhibit 2.1(c). As of the close of business on the Closing Date, Seller's Net Assets Acquired shall be an amount equal to at least $350,000 (the "Minimum Net Assets Acquired"). Prior to Closing, Seller shall deliver to Buyer for Buyer's review an estimate of the amount of Seller's Net Assets Acquired as of the Closing Date (the "Estimated Net Assets Acquired"). If the Estimated Net Assets Acquired is less than the Minimum Net Assets Acquired, the cash portion of the Purchase Price shall be decreased, dollar for dollar, by the amount of such shortfall. If the Estimated Net Assets Acquired is greater than $355,000, the cash portion of the Purchase Price shall be increased, dollar for dollar, by that amount of such overage. For purposes of this Agreement, "Net


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Assets Acquired" shall mean the amount equal to the book value of total assets
(as computed in accordance with generally accepted accounting principles, consistently applied) minus the Assumed Liabilities. As promptly as practicable after the Closing Date, Buyer shall determine the actual amount of Seller's Net Assets Acquired (the "Actual Net Assets Acquired"). Upon determination of the Actual Net Assets Acquired, the parties will make an appropriate adjustment of the Purchase Price by a prompt cash payment, determined in accordance with the foregoing.

         2.2     CLOSING.

         (a) The Closing of the transactions contemplated herein (the "Closing") shall be held at 7:00 A.M., local time, on April 19, 1995, or on such later date and at such other time as may be agreed upon by the parties, at the offices of Buyer, 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326, or at such other place as the parties may mutually agree in writing. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

         (b) At the Closing, Seller and Owners shall deliver to the Buyer the following:

                 (1) such good and sufficient bills of sale, assignments, deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to effectively vest in Buyer good and marketable title to the Sold Assets, free and clear of all liens, security interests and encumbrances of whatever nature, except the Assumed Liabilities;

                 (2) Assignment of Contracts and Assumption of Liabilities executed by Seller in form and content reasonably acceptable to Seller and Buyer;

                 (3) Subscription Agreement executed by Seller in the form attached hereto as Exhibit 2.1(c);


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                 (4)      Employment Agreement executed by Wanda H. Jones in
                          the form attached hereto as Exhibit 2.5;

                 (5) Consulting Agreement executed by Wanda H. Jones in the form attached hereto as Exhibit 2.6(a);

                 (6) Consulting Agreement executed by Howard W. Jones in the form attached hereto as Exhibit 2.6(b);

                 (7) Covenant Not to Compete executed by Seller and Owners in the form attached hereto as Exhibit 2.7;

                 (8) Incentive Stock Option Agreement pursuant to TriCare, Inc. 1992 Stock Option Plan executed by Wanda H. Jones in the form attached hereto as Exhibit 2.8;

                 (9) Registration Rights Agreement executed by Seller in the form attached hereto as Exhibit 2.9;

                 (10)     the certificate described in Section 7(b);

                 (11)     copies of the consents and waivers described in
                          Section 7(d);

                 (12)     satisfactory evidence of the approvals described in
                          Section 7(e);

                 (13) certificate of good standing of Seller, as of the most recent practicable date, from the office of the Secretary of State of Georgia;

                 (14) certified copies of resolutions of the Board of Directors and shareholders of Seller approving the transactions set forth in this Agreement;

                 (15) certificate of incumbency for the officers of Seller who are executing this Agreement and the other documents contemplated hereunder;


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                 (16)     physical possession of the Sold Assets where located;
                          and

                 (17) such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller and Owners by this Agreement, at or prior to the Closing, as Buyer or its counsel may reasonably require.

         (c)     At the Closing, Buyer shall deliver to Seller the following:

                 (1) certified check or wire transfer of the cash portion of the Purchase Price, as provided in Section 2.1 hereof, payable to Seller;

                 (2) stock certificate representing the shares to be issued to Seller as contemplated by Section 2.1 hereof;

                 (3)      the promissory notes in the forms attached hereto as
                          Exhibit 2.1(a) and Exhibit 2.1(b);

                 (4) Subscription Agreement executed/accepted by TriCare, Inc. in the form attached hereto as Exhibit 2.1(c);

                 (5) Assignment of Contracts and Assumption of Liabilities executed by Buyer in form and content reasonably acceptable to Buyer and Seller;

                 (6) Employment Agreement executed by Buyer in the form attached hereto as Exhibit 2.5;

                 (7) Consulting Agreement executed by Buyer in the form attached hereto as Exhibit 2.6(a);

                 (8) Consulting Agreement executed by Buyer in the form attached hereto as Exhibit 2.6(b);

                 (9) Covenant Not to Compete executed by Buyer in the form attached hereto as Exhibit 2.7;


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                 (10)     Incentive Stock Option Agreement pursuant to TriCare,
                          Inc. 1992 Stock Option Plan executed by TriCare, Inc. in the form attached hereto as Exhibit 2.8;

                 (11) Registration Rights Agreement executed by TriCare, Inc. in the form attached hereto as Exhibit 2.9;

                 (12)     the certificate described in Section 8(b); and

                 (13) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Buyer by this Agreement at or before the Closing as Seller, Owners or their counsel may reasonably require.

         2.3 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the consent in writing of Buyer and except as may be required to effect the transactions contemplated by this Agreement, Seller and the Owners covenant, between the date of this Agreement and the Closing Date, that they will conduct the Business in the ordinary course, and that they will, except as otherwise provided in this Agreement: (a) use their best efforts to preserve the Business intact and to preserve the goodwill of customers and others having business relations with Seller in connection with the Business; (b) maintain the Sold Assets in the same working order and condition as such assets are in as of the date of this Agreement, ordinary wear and tear excepted; (c) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Sold Assets or the Business; (d) not enter into any contract, commitment, arrangement or transaction, including any cash distributions or capital expenditures, other than transactions in the ordinary course of the Business; and (e) promptly advise Buyer in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

         2.4 CONSENTS AND APPROVALS. Seller and the Owners shall use their respective best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease,


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instrument, arrangement, judgment, decree, order or license to which Seller is a party or subject on the Closing Date, and which would prohibit, or require the waiver, consent or approval of any person to such transaction or under which, without such waiver, consent or approval, such transaction would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to Buyer.

         2.5 EMPLOYMENT AGREEMENT. At Closing, Buyer and Wanda H. Jones shall execute an Employment Agreement substantially in the form attached hereto as Exhibit 2.5.

         2.6 CONSULTING AGREEMENTS. At Closing, Buyer and Wanda H. Jones shall execute a Consulting Agreement substantially in the form attached hereto as Exhibit 2.6(a), and Buyer and Howard W. Jones shall execute a Consulting Agreement substantially in the form attached hereto as Exhibit 2.6(b).

         2.7 NON-COMPETITION AGREEMENT. At Closing, Seller, Owners and Buyer shall execute a Covenant Not to Compete substantially in the form attached hereto as Exhibit 2.7.

         2.8     STOCK OPTION AGREEMENT.  At Closing, TriCare, Inc. and Wanda
H. Jones shall execute an Incentive Stock Option Agreement pursuant to TriCare, Inc.'s 1992 Stock Option Plan in the form attached hereto as Exhibit 2.8, pursuant to which Wanda H. Jones shall be granted an option to purchase 10,000 shares of Common Stock of TriCare, Inc.

         2.9 REGISTRATION RIGHTS AGREEMENT. In respect of the shares to be issued pursuant to Section 2.1 hereof, at Closing, Buyer and Seller shall execute a Registration Rights Agreement substantially in the form attached hereto as Exhibit 2.9 providing for certain "piggyback" registration rights.


                                3.  INSPECTIONS

         3.1 ACCESS. Prior to the Closing Date, Seller will afford to Buyer, its legal counsel, accountants and other representatives, access to the Business, the Sold Assets and the


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books and records relating to the Business, and will furnish Buyer with such additional financial and operating data and other information regarding the Business as Buyer may from time to time reasonably request. As of the Closing, the parties hereto understand that title to the books, records and materials relating to the Business shall be assigned, transferred and conveyed to Buyer in accordance with Section 1.1 hereof. However, the parties agree that Buyer shall, for a period not exceeding three (3) years after the Closing Date, allow Seller reasonable access during regular business hours to review books and records of the Business relating to any period of time prior to Closing.

         3.2 CONFIDENTIALITY. Buyer agrees to keep confidential and not to use to its own or anyone else's advantage any information obtained by Buyer in connection with Buyer's inspection of Seller's financial statements and records except as necessary to consummate this transaction and operate its business after the Closing Date; provided, however, that the foregoing shall not apply to any information (a) in the public domain not as a result of the violation of Buyer's undertakings herein, (b) available to Buyer on a non-confidential basis without regard to the disclosure by Seller to Buyer, (c) available to Buyer from a source other than Seller (provided that such source in so acting is not violating any duty or agreement of confidentiality known to Buyer), or (d) required to be disclosed by any law, rule or regulation.


                     4.  REPRESENTATIONS AND WARRANTIES OF
                               SELLER AND OWNERS

         Seller and each Owner, jointly and severally, represent and warrant to Buyer that:

         4.1 CORPORATE STATUS AND AUTHORITY. Seller is a corporation duly organized, validly existing, and in good standing under Georgia law and has all corporate power and authority to conduct the Business as it is now being conducted and to own and lease the Sold Assets. The Seller and each of the Owners has the power, capacity and authority to execute and deliver this Agreement to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery of and performance by Seller of this Agreement and each and every agreement, document and instrument provided for herein have been


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duly authorized by the Board of Directors and shareholders of Seller.  This
Agreement and such other agreements, documents and instruments are the legal, valid and binding agreements of Seller and each of the Owners, enforceable against each of them according to their respective terms.

         4.2 CONSENTS. No consent, authorization or approval of any third party or governmental authority is required for the execution and delivery by Seller and Owners of this Agreement or the consummation by Seller and Owners of the transactions contemplated hereby, and there exist no rights of first refusal or other preferential purchase rights with respect to any of the Sold Assets.

         4.3 WORKING ORDER. All of the tangible Sold Assets are in good condition, working order and repair, normal wear and tear excepted and are fit for the purpose for which they are ordinarily used. The Sold Assets constitute all of the assets used in, or necessary to the conduct of, the Business as presently conducted.

         4.4 TITLE. A list of all material items of property owned or leased by Seller is attached hereto as Exhibit 4.4. Seller has and will convey to Buyer hereunder good and marketable title to all of the Sold Assets, free and clear of all liens, claims, charges, lease or conditional sale obligations, licenses, and other encumbrances or rights of third parties of any nature, except the Assumed Liabilities. There does not exist and will not exist by virtue of this Agreement any claim or right of third persons by virtue of applicable bulk transfers laws or otherwise that may be legally asserted against any of the Sold Assets.

         4.5 TAXES. Seller has paid all past and current income, social security, withholding, use, sales, and unemployment insurance taxes, and all other taxes and governmental fees and charges of every type whatsoever (whether or not shown on any tax return) related to the Business. There is no pending litigation or claim involving Seller regarding any such taxes, fees, or charges, and Seller is not undergoing any audits. Seller has at all times maintained in effect a valid election to be taxed as an S-Corporation pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         4.6 LITIGATION. There are no known unsatisfied, pending, or threatened judgments, liens, suits, actions, hearings,


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adjudications, claims, investigations or proceedings of any type whatsoever against Seller, or affecting the Sold Assets or the Business, nor is there any basis or grounds for any such judgment, suit, action, hearing, adjudication, claim, investigation or proceeding.

         4.7 ACCURACY OF BOOKS AND RECORDS. The books of account and other written materials of Seller delivered to Buyer contain a complete record of the financial affairs of Seller, set forth all liabilities, assets, sales and other matters pertaining to the financial condition of Seller, are true and accurate as of the date that they bear, and since the respective dates of such materials, there has been, in the aggregate, no material adverse change in any of the information contained thereunder.

         4.8 CUSTOMERS. Seller has delivered a true, correct and complete list of the names and addresses of each customer of the Business to Buyer. Seller has good customer relations with each such customer, and none of the customers of the Business has notified Seller, and neither Seller nor the Owners have any reason to believe that any such customer intends to discontinue or materially reduce its relationship with Seller.

         4.9 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Seller and the Owners does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or By-Laws, as amended, of Seller, or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, contract, agreement, instrument, or any order, judgment, decree or other arrangement of which Seller or any Owner is a party or bound or by which the Sold Assets or the Business are affected.

         4.10 LICENSES AND PERMITS; COMPLIANCE WITH LAW. Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business and the use of the Sold Assets. Seller is presently conducting the Business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, Seller has neither received any notice of,


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been charged with, nor is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor is presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over the Sold Assets or the Business. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by Seller which is to be assigned pursuant to this Agreement, and all such assigned licenses, certificates, permits, franchises and rights will inure to the benefit of Buyer after the transactions contemplated by this Agreement.

         4.11 CONTRACTS, ETC. Exhibit 4.11 attached hereto consists of a true and complete list of all contracts, agreements and other instruments relating to the Sold Assets or the Business (the "Contracts") to which Seller is a party, including but not limited to all customer contracts, real and personal property leases, maintenance contracts and software agreements, and contemporaneously herewith Seller has delivered to Buyer a true and complete copy of each Contract. All of the Contracts to be assumed by Buyer are valid and binding upon Seller and the other parties thereto, are in full force and effect and enforceable in accordance with their terms, and neither Seller, nor any other party to any such Contract has breached any provision of, or is in default in any respect under, the terms thereof. Neither Seller nor, to the knowledge of Seller or Owners, any other party to any Contract, intends to terminate, materially reduce or materially modify the terms of any of its obligations or commitments thereunder, and neither Seller nor Owners have any reason to believe that any party to a Contract is likely to terminate, materially reduce or materially modify the terms of any of its obligations or commitments thereunder. Neither Seller nor Owners have received any payment from any contracting party in connection with or as an inducement for entering into any Contract, or other agreement or instrument, except for payment for actual services rendered or to be rendered by Seller consistent with amounts historically charged for such services.

         4.12 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Exhibit 4.12 hereto sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the


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Business, together with a complete list of all licenses granted by or to Seller with respect to any of the above. Seller is not currently in receipt of any notice of any violation of, and has no reason to believe that the Business is violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

         4.13 LABOR MATTERS. Seller has not violated any applicable federal, state, local or other applicable law or regulation relating to labor or labor practices in the operation of the Business.

         4.14    EMPLOYEE BENEFIT PLANS.

         (a) All Employee Benefit Plans of Seller have been maintained in substantial compliance with the requirements of the Code and ERISA and any regulations issued thereunder including the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code to the extent applicable.

         (b) Seller does not maintain, contribute to, and is not obligated to contribute to any pension plan subject to the provisions of Title IV of ERISA (including any multiemployer plan).

         (c) As of Closing, none of the Sold Assets will be subject to any liens arising under ERISA or the Code, and Seller will not have any liability in respect of any Employee Benefit Plan for which the Buyer could be held liable.

         (d) There is no written or oral employment agreement with any employee or agent of the Business that is not terminable at will and without penalty, and Seller has previously delivered to Buyer copies of all its Employee Benefit Plans and employee policy manuals of the Business, whether or not delivered to any employee.

         For purposes of this Agreement, the term "Employee Benefit Plans" shall mean all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, medical, hospital, life, health,


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accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan (within the meaning of Section 3(1) of ERISA), whether funded or unfunded, whether formal or informal, whether written or unwritten, and whether legally binding or not, covering any present or former employees, consultants, officers, or directors of Seller or to which Seller is a party or bound or by which Seller otherwise may have any liability to any present or former employee, consultant, officer or director of Seller.

         4.15 FINANCIAL STATEMENTS AND MATERIAL DEVELOPMENTS. Attached hereto as Exhibit 4.15, are true, correct and complete copies of Seller's statement of earnings and retained earnings and balance sheet for the years ended December 31, 1993 and 1994 and for the three (3) months ended March 31, 1995 (the "Financial Statements"). The Financial Statements are complete, have been prepared in accordance with generally accepted accounting principles consistently applied, fairly present the financial condition and results of operation of the Business as of the dates and for the periods indicated, and disclose all liabilities of the Business, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles. Since March 31, 1995, there has been no material adverse change in the condition, financial or otherwise, in the assets, liabilities, properties or business or prospects of Seller.

         4.16 MATERIAL LIABILITIES. Other than to the extent reflected in the Financial Statements, Seller has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred in the ordinary course of business since February 28, 1995, that are not, individually or in the aggregate, material, and (ii) obligations under contracts made in the ordinary course of business which are not required to be reflected in the Financial Statements.

         4.17 CASH AND ACCOUNTS RECEIVABLE. At Closing, the Seller will convey to Buyer as part of the Sold Assets, cash and accounts receivable in an amount equal to at least $240,000, inclusive of at least $60,000 in cash. The accounts receivable of the Business reflect, and will reflect as of Closing, actual transactions which arose from bona fide transactions in the ordinary course of business. As of the Closing, such accounts receivable will be fully collectible in the ordinary course within 60 days of Closing, and none of the accounts receivable shall be subject to any rightful setoff by any customer of Seller.


                       5.  REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer represents and warrants to Seller and Owners as follows:

         5.1 ORGANIZATION AND STANDING. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of California.

         5.2 CORPORATE POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Buyer of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by all necessary corporate action. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Buyer in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Buyer enforceable against it in accordance with their respective terms.

         5.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Buyer do not,and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, or Buyer, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which Buyer is a party or is bound or by which it or its assets are affected.

                          6.  SELLER'S CORPORATE NAME

         Immediately after the Closing, Seller shall change its corporate name to a name that in the reasonable judgment of Buyer is not substantially similar to the name "Medical Transcription of Atlanta, Inc.", and Seller and Owners agree that they will not, directly or indirectly, continue to use said name or names substantially similar thereto as Seller's corporate name or for the conduct of any trade or Business, except as may be explicitly authorized by Buyer. Buyer shall be entitled to use the name "Medical Transcription of Atlanta, Inc.", and Seller shall execute such consents as may be necessary in order for Buyer to use said name.

                    7.  CONDITIONS PRECEDENT TO OBLIGATIONS
                               OF BUYER TO CLOSE

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyer may have hereunder as a result of any misrepresentations by, or breach of any covenant or warranty of Seller or the Owners contained in this Agreement or any other certificate or instrument furnished by Seller hereunder.

         (a) Representations True at Closing. The representations and warranties made by Seller and the Owners in this Agreement, the Exhibits hereto or any document or instrument delivered to Buyer or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time.

         (b) Covenants of Seller and Owners. Seller and Owners shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and an officer of Seller and each Owner shall deliver to Buyer a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 7(a) hereof.

         (c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Sold Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Buyer would make it inadvisable to consummate such transactions.

         (d) Consents and Waivers. Seller shall have received a true and correct copy of any consent or waiver (a) required pursuant to
                 Section 2.4 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

         (e) Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

         (f) Absence of Material Changes. Since the date of the Financial Statements, Seller shall not have suffered any change that materially and adversely affects the Sold Assets or the Business.

         (g) Buyer shall have received estoppel certificates with respect to all real property leases for the Business in the form and substance satisfactory to Buyer, which estoppel certificates shall state that Seller is not in default of any such leases.

                     8.  CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLER AND THE
                                OWNERS TO CLOSE

         The obligations of Seller and the Owners to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller and the Owners but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Buyer contained in this Agreement, or any certificate or instrument furnished by it hereunder.

         (a) Representations True at Closing. The representations and warranties made by Buyer in this Agreement or any document or instrument delivered to Seller or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

         (b) Covenants of Buyer. Buyer shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and an officer of Buyer shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 8(a) above.

         (c) No Injunction, Etc. No action, proceeding or investigation, shall have been instituted or threatened before any court or governmental agency to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

         (d) Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

                             9.  RIGHT TO TERMINATE

         9.1 TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth herein, and (b) expenditures and obligations incurred and to be incurred by Buyer, Seller and the Owners in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

         (a) By the mutual written consent of the Buyer, Seller and the Owners;

         (b) By Seller and the Owners on or after May 15, 1995, if any of the conditions set forth in Section 8 hereof, to which their obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Seller or the Owners; or

         (c) By Buyer on or after May 15, 1995, if any of the conditions set forth in Section 7 hereof, to which the obligations of Buyer are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Buyer.

         9.2 COSTS. In the event of a termination of this Agreement pursuant to Section 9.1(a) hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any other termination, the parties shall retain any and all rights, claims or causes of action in existence at the time of such termination which are based upon, or arose incident to a breach of any covenant, representation or warranty made hereunder.


                         10.  POST-CLOSING OBLIGATIONS

         10.1 TAXES. Seller and Owners shall file all federal, state and local tax returns of any nature required to be filed by them with respect to the Business following the Closing Date, in a timely manner (unless granted an extension by the appropriate taxing authority, and then in accordance with the terms of such extension). Seller shall also pay (and Seller and Owners shall indemnify and hold harmless Buyer for) any and all liability for taxes of any nature whatsoever which are actually imposed upon or assessed against Buyer in respect of the operation of the Business or ownership of the Sold Assets for any period ending on or before the Closing Date. Ad valorem property taxes and similar duties assessed in respect of the Sold Assets for the period including the Closing Date shall be prorated between Seller and Buyer based on their respective periods of ownership of the Sold Assets during the period to which such taxes or duties apply.

         10.2 ALLOCATION OF PURCHASE PRICE. The parties have agreed to allocate the Purchase Price as set forth in Exhibit 10.2 hereto. The allocation of the Purchase Price is intended to comply with Section 1060 of the Code, and any Treasury Regulations issued thereunder. Buyer and Seller shall file Form 8594, known as the "Asset Acquisition Statement Under Section 1060", with their respective federal income tax returns in a manner consistent with said allocation. The parties acknowledge and agree that $200,000 of the Purchase Price plus any amounts paid pursuant to Section 2.7 hereof is payable in respect of, and in consideration for, the Covenant Not to Compete Agreement referred to in Section 2.7 hereof.

         10.3 SURVIVAL OF WARRANTIES, REPRESENTATIONS, COVENANTS AND OBLIGATIONS OF SELLER AND OWNERS. The warranties, representations, covenants and obligations of all parties shall survive for a period of three years from the Closing Date; provided, however, that notwithstanding the foregoing, all representations and warranties relating to taxes shall expire no later than the date of the expiration of the applicable statute of limitations.

         10.4 RIGHT OF SET-OFF. If Seller or Owners breach any of its or their warranties, representations, covenants or obligations hereunder, Buyer shall have the right to offset upon written notice to Seller or Owners any losses, claims or other expenses incurred as a result of such breach against any amounts remaining to be paid to Seller or any of the Owners under any of the instruments or agreements provided for or referenced herein.

                               11.  MISCELLANEOUS

         11.1 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and permitted assigns.

         11.2 COOPERATION. Seller and Owners shall, at the request of Buyer on or after Closing, execute and deliver such other documents as may be reasonably necessary to transfer or further perfect title to the Sold Assets.

         11.3 ANCILLARY DOCUMENTS. This writing, along with the ancillary documents referred to herein, constitutes the parties' entire agreement relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         11.4 EXPENSES; TAXES; RECORDING. Except as otherwise provided herein, all fees, costs, and expenses incurred by each party hereto in connection with the negotiation, authorization, and performance of this Agreement shall be paid by the party incurring the same. Seller shall pay (and indemnify and hold harmless Buyer for) all sales, use, transfer, conveyance or other similar taxes, duties, excise or governmental charges imposed by any taxing jurisdiction with respect to the transfer of the Sold Assets or the transactions contemplated hereby, whether payable before or after Closing. Buyer shall pay the cost of any recording fees associated with recording documents delivered by Seller or Owners.

         11.5 BROKERS. Buyer represents and warrants to the Seller and Owners, and the Seller and Owners, jointly and severally, represent and warrant to Buyer, that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. Buyer agrees to indemnify and hold harmless the Seller and the Owners against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it. The Seller and the Owners, jointly and severally, agree to indemnify and hold harmless against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or any of them.

         11.6 GOVERNING LAW. This Agreement and the other documents and transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Georgia.

         11.7 ASSIGNMENTS. Neither party shall assign its rights and/or obligations hereunder without the prior written consent of the other party to this Agreement.

         11.8    NOTICES.

         (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, telecopy, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                 If to the Seller or the Owners:

                          Wanda H. Jones
                          2471 Chancery Place
                          Marietta, Georgia  30066
                          Telecopy: 924-1757

                          Howard W. Jones
                          2471 Chancery Place
                          Marietta, Georgia  30066
                          Telecopy: 924-1757

                 If to Buyer:

                          Transcend Services, Inc.
                          3353 Peachtree Road, N.E.
                          Suite 1000
                          Atlanta, Georgia  30326
                          Attention:  Mr. David W. Murphy
                          Telecopy :  (404) 364-8010

         (b) If delivered personally or by telecopier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

         (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.8.

         11.9 MISCELLANEOUS. The Section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement. Time is of the essence in this Agreement.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first stated above.

                                           "SELLER":

                                           MEDICAL TRANSCRIPTION OF
                                            ATLANTA, INC.


                                           By:/s/ Howard W. Jones
                                              Name:  Howard W. Jones
                                              Title: President


                                           "OWNERS":


                                           /S/ WANDA H. JONES
                                           ------------------
                                           WANDA H. JONES


                                           /S/ HOWARD W. JONES
                                           -------------------
                                           HOWARD W. JONES


                                           "BUYER":

                                           TRANSCEND SERVICES, INC.


                                           By:/s/ David W. Murphy
                                              Name: David W. Murphy
                                              Title:Vice President,
                                                    Acquisitions

EXHIBITS
- --------
1.2               Assumed Liabilities

2.1(a)            Form of Promissory Note ($100,000)

2.1(b)            Form of Promissory Note ($550,000)

2.1(c)            Form of Subscription Agreement

2.5               Form of Employment Agreement -- Wanda Jones

2.6(a)            Form of Consulting Agreement -- Wanda Jones

2.6(b)            Form of Consulting Agreement -- Howard Jones

2.7               Form of Covenant Not to Compete

2.8               Stock Option Agreement

2.9               Registration Rights Agreement

4.4               Material Property Owned or Leased

4.11              Contracts

4.12              Patents, Trademarks, Tradenames, etc.

4.15              Financial Statements

10.2              Purchase Price Allocation


Copies of the foregoing schedules and exhibits, which are omitted from this Form 8-K report will be furnished to the Securities and Exchange Commission upon request.